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                                  UNITED STATES
                        SECURITES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant  [x]
Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-5(d) (2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12


                              TUTOGEN MEDICAL, INC.

                (Name of Registrant as specified in its Charter)

                                      None.

    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-5(g) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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                              TUTOGEN MEDICAL, INC.
                               1130 MCBRIDE AVENUE
                         WEST PATERSON, NEW JERSEY 07424


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 20, 2004


                            SUPPLEMENTAL INFORMATION

Dear Tutogen Shareholder:

       You should have previously received a Proxy Statement and Annual Report for the upcoming 2004 Annual Meeting of Shareholders, which will be held on April 20, 2004 at 10:00 a.m., at The University Club, One West 54th Street, New York, New York 10019 (the "Annual Meeting").

       At the Annual Meeting, Shareholders will be asked to consider and vote upon (i) the election of eight (8) directors, and (ii) the ratification of Deloitte and Touche, L.L.P. ("Deloitte") as the Company's auditors for the fiscal year ending September 30, 2004. In connection with the proposal to ratify the Company's auditors, the following additional information is provided in this Supplement for your consideration.

FEES BILLED FOR AUDIT AND NON-AUDIT SERVICES

       The following table represents the aggregate fees billed for professional audit services rendered to the Company by Deloitte for the audit of the Company's annual financial statements for the years ended September 30, 2002 and 2003, and all fees billed for other services rendered by Deloitte during those periods.

        Year Ended September 30                       2003           2002
        -----------------------                       ----           ----

           Audit Fees (1)                          $ 126,873       $ 99,022
           Audit-Related Fees (2)                         --             --
           Tax Fees (3)                                4,134          3,468

           All Other Fees (4)                         16,212          1,745
                                                   ---------       --------
        Total Accounting Fees and Services         $ 147,219       $104,235


    -------------
    (1) AUDIT FEES. These are fees for professional services for the audit of the Company's annual financial statements, and for the review of the financial statements included in the Company's filings on Form 10-QSB, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

    (2) AUDIT-RELATED FEES. These are fees for the assurance and related services reasonably related to the performance of the audit or the review of the Company's financial statements.

    (3) TAX FEES. These are fees for professional services with respect to tax compliance, tax advice, and tax planning.

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    (4)  ALL OTHER FEES. These are fees for permissible work that does not fall within any of the other fee categories, i.e., Audit Fees, Audit-Related Fees, or Tax Fees.

PRE-APPROVAL POLICY FOR AUDIT AND NON-AUDIT SERVICES

       The Company's Audit Committee has responsibility for the approval of all audit and non-audit services before the Company engages an accountant. All of the services rendered to the Company by Deloitte for the fiscal years ended September 30, 2003 and 2002 were pre-approved by the Audit Committee before the engagement of the auditors for such services.

       The Company and the Audit Committee are working with the Company's legal counsel to establish formal pre-approval policies and procedures for all future engagements of the Company's accountants. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission relating to the independence of auditors, the Company's new pre-approval policies and procedures will be detailed as to particular services, will require that the Audit Committee be informed of each service, and will prohibit the delegation of any pre-approval responsibilities to the Company's management.

       The Company's pre-approval policy will expressly provide for the annual pre-approval of all audit, audit-related and all non-audit services proposed to be rendered by the independent auditor for the fiscal year, as specifically described in the auditor's engagement letter, such annual pre-approval to be performed by the Audit Committee. The new policy will also provide that all additional engagements of the auditor that were not approved in the annual pre-approval process, and all engagements that are anticipated to exceed previously approved thresholds, shall be presented by the President or Chief Financial Officer of the Company to the Audit Committee for pre-approval, on a case-by-case basis, before management engages the auditors for any such purposes. The Audit Committee may be authorized to delegate, to one or more of its members, the authority to pre-approve certain permitted services, provided that the estimated fee for any such service does not exceed a specified dollar amount.

       All pre-approvals shall be contingent on a finding, by the Audit Committee, or delegates thereof, as the case may be, that the provision of the proposed services by the Company's auditor is compatible with the maintenance of the auditor's independence in the conduct of its auditing functions. In no event shall any non-audit related service be approved that would result in the independent auditor no longer being considered independent under the applicable rules and regulations of the Securities and Exchange Commission.

                             ---------------------
       The foregoing additional information was provided for your consideration in connection with the proposal to ratify Deloitte as our auditors for the fiscal year ending September 30, 2004. Your vote at the 2004 Annual Meeting of Shareholders is important. The Board of Directors of the Company encourages you to participate by returning your proxy card today. We appreciate your continued support of Tutogen Medical, Inc.



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